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                                                                     Exhibit 3.6

               ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION
                                       OF
                           MARKLAND TECHNOLOGIES, INC.

                  DOCUMENT NUMBER OF CORPORATION - P98000107182
                           PURSUANT TO 607.0602, F.S.

         The undersigned does hereby certify that, pursuant to the authority of the Board of Directors of Markland Technologies, Inc. (the "Corporation"), a corporation organized under the Florida Business Corporation Act ("FCBA"), by
Section 607.0821 of the FCBA and the authority of the Shareholders of the Series D Cumulative Convertible Preferred Stock of the Corporation by Section 607.0704 of the FCBA, pursuant to (a) the unanimous written consent of the Board of Directors effected on September 2, 2003 and (b) the unanimous written consent of the Shareholders of the Series D Cumulative Convertible Preferred Stock of the Corporation effected September 2, 2003, the Corporation's Articles of Incorporation are hereby amended, in accordance with the provisions of Section
607.1006 of the FCBA, as follows:

FIRST:              The Certificate of Designations of Rights and Preferences of
         the Series D Cumulative Convertible Preferred Stock of Markland Technologies, Inc. filed with the State of Florida on April 30, 2003 shall be amended by deleting paragraph I in its entirety and placing the following in its stead:

                           "I. DESIGNATION AND AMOUNT
                 The designation of this series, which contains
             40,000 shares of Preferred Stock, par value $.0001 per
             share, is the Series D Cumulative Convertible Preferred
                   Stock (the "Designated Preferred Stock")."

EFFECTIVE DATE:
         The effective date of each amendment's adoption is:  SEPTEMBER 2, 2003.

SHAREHOLDER APPROVAL:

         The FIRST amendment listed above was approved by and the number of votes cast for such amendment was sufficient for approval by the shareholders of the Series D Cumulative Convertible Preferred Stock of the Corporation.

                                          Dated this 2nd day of September, 2003

                                          MARKLAND TECHNOLOGIES, INC.

                                          /S/ Kenneth P. Ducey, Jr.
                                          ---------------------------
                                          Kenneth P. Ducey, Jr.
                                          Executive Vice President,
                                          Chief Financial Officer and Secretary